Exhibit 10.7(3)
THIRD AMENDMENT, CONSENT AND JOINDER TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Third Amendment and Joinder to Amended and Restated Loan and Security Agreement is entered into as of November 12, 2021 (the “Amendment”) by and among COMERICA BANK (“Bank”), LIMEADE, INC., a Washington corporation (“Limeade”), LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”) and TINYhr Inc., a Delaware corporation dba TINYpulse (“Tiny” or “New Borrower”; Limeade, Technologies and Tiny are each a “Borrower” and collectively, the “Borrowers” provided that each reference to “Borrower” or “Borrowers” in this Agreement and the Loan Documents shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require).

RECITALS

A.Limeade, Technologies and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2019 as amended from time to time including without limitation by that certain First Amendment and Waiver to Amended and Restated Loan and Security Agreement dated as of June 17, 2020 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 30, 2020 (as the same may from time to time be amended, restated, modified or supplemented, the “Agreement”).

B.Borrowers have asked Bank to consent to (i) the creation of Tiny Acquisition Corp., a Washington corporation (“Merger Sub”) by Limeade, as a wholly-owned subsidiary of Limeade, and (ii) Merger Sub’s merger with and into Tiny (the “TINYpulse Merger”) pursuant to an Agreement and Plan of Merger among Merger Sub, Limeade, Tiny (as Company, as defined therein), and David Niu (as Company Representative, as defined therein), dated July 19, 2021, in the form provided to Bank as of the date of this Amendment (the “TINYpulse Merger Agreement”), with Tiny being the sole surviving corporation in the TINYpulse Merger, and a wholly-owned subsidiary of Limeade, effective simultaneously with the closing of the TINYpulse Merger and immediately thereafter. Effective simultaneously with the closing of the TINYpulse Merger and thereafter, Limeade shall own 100% of the Equity Interests of Tiny, including the indirect ownership in, and right to wholly control all of the activities of, all the Subsidiaries of Tiny including Cong Ty TNHH TINYpulse, Tiny’s wholly owned Subsidiary organized under the laws of Vietnam (the “Tiny Acquisition”). Borrowers have further asked Bank to add Tiny as a Borrower under the Agreement. Bank is willing to consent to the Tiny Acquisition and add Tiny as a Borrower under the Agreement, subject in each case to and on the terms and conditions set forth in this Amendment and the Agreement, and Bank and Borrowers also wish to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.Addition of Co-Borrower; Joinder.

1.1By execution and delivery of this Amendment, Tiny (“Tiny” or “New Borrower”) shall, and hereby, becomes a Borrower (as defined in the Agreement) under the Agreement and the applicable Loan Documents as if an original signatory thereto, effective as of the date hereof. New Borrower is hereby deemed a Borrower under the Agreement and the Loan Documents. Each reference to “Borrower” in this Amendment, the Agreement and each Loan Document shall mean and refer to Limeade, Technologies, Tiny and each additional Person added as a Borrower from time to time, both individually and collectively.

1.2New Borrower further: (i) acknowledges and agrees that it has read the Agreement and the Loan Documents, (ii) consents to all of the provisions of the Agreement and the Loan Documents relating to a Borrower, and (iii)

acknowledges and agrees that this Amendment and the Agreement have been freely executed without duress and after an opportunity was provided to each New Borrower for review of this Amendment by competent legal counsel of its choice.

1.3Without limiting the generality of the foregoing, (i) New Borrower grants Bank a security interest in the Collateral to secure performance and payment of all Obligations under the Agreement, and (ii) New Borrower hereby pledges, assigns and grants to Bank a security interest in 100% of the Equity Interests of each of its Subsidiaries, if any, and Limeade hereby pledges, assigns and grants to Bank a security interest in 100% of the Equity Interests of each Subsidiary including New Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Each Borrower authorizes Bank to file UCC Financing Statements reflecting New Borrower as Debtor and Bank as Secured Party.

2.Consent to TINYpulse Merger. Provided Borrowers comply with the terms and conditions of this Amendment and the Agreement after the date hereof, and subject to the satisfaction of the conditions set forth in Section 12 hereof, (i) Bank consents to Merger Sub’s merger with and into Tiny pursuant to the TINYpulse Merger Agreement, with Tiny being the sole surviving corporation in the Merger, and a wholly- owned subsidiary of Limeade, effective simultaneously with the closing of the Merger and immediately thereafter, for total aggregate merger consideration paid in cash at closing not to exceed Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) and with aggregate earnout payments not to exceed: an amount equal to the positive difference between $8,000,000 and Tiny’s ARR (as defined in the TINYpulse Merger Agreement) as follows: (a) dollar for dollar earnout payments for ARR in excess of
$8,000,000 at the six (6) month anniversary of the closing of the TINYpulse Merger, (b) dollar for dollar earnout payments (less payments pursuant to clause (a)) for ARR in excess of $8,000,000 at the twelve (12) month anniversary of the closing of the TINYpulse Merger, and (iii) dollar for dollar earnout payments (less payments pursuant to clauses (a) and (b)) for ARR in excess of $8,000,000 at the eighteen (18) month anniversary of the closing of the TINYpulse Merger, (ii) Bank waives Borrowers’ failure to comply with Section 7.3 of the Agreement solely as a result of the TINYpulse Merger, and (iii) Bank waives Borrowers’ failure to comply with Section 6.12 and Section 7.7 of the Agreement solely on account of Limeade’s ownership of 100% of the Equity Interests of New Borrower. Bank does not consent to any failure by Borrowers to comply with any other provision of the Loan Documents, whether as a result of the TINYpulse Merger or otherwise. Bank does not waive Borrowers’ obligations under Section 7.3, Section 6.12 or Section 7.7 of the Agreement after consummation of the TINYpulse Merger, and Bank does not waive any other failure by a Borrower to perform its Obligations under the Loan Documents, whether as a result of the TINYpulse Merger or otherwise. This waiver is not a continuing waiver with respect to any failure to perform any Obligation after consummation of the TINYpulse Merger.

3.Amendments

3.1The following defined terms are each hereby added to, or amended in as the case may be, Exhibit A to the Agreement, to read as follows:

“Third Amendment Date” means November 12, 2021.

“Tinyhr CEG Satisfaction Date” means the date, no later than 280 days after the Third Amendment Date, that Bank shall have received, in form and substance satisfactory to Bank, an audit of the Collateral of Tiny with results satisfactory to Bank.

“Tiny Vietnam” means Cong Ty TNHH TINYpulse, Tiny’s wholly owned Subsidiary organized under the laws of Vietnam.

3.2Clause (e) of the defined term “Permitted Investments” set forth on Exhibit A to the Agreement is amended in its entirety and replaced with the following:

“(e) Investments by Borrowers in Limeade GmbH in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year (or, solely for the fiscal year ending December 31, 2021, Investments by Limeade in Limeade GmbH in an aggregate amount not to exceed Three Million Dollars ($3,000,000));”

3.3Section 6.6 (Accounts). Section 6.6 of the Agreement is amended in its entirety and replaced with the following:

6.1Accounts.

(a)Each Borrower (other than Tiny) shall maintain at all times all of its depository, operating and investment accounts in the United States with Bank and its Lockbox in the United States at Bank.

(b)Beginning within one hundred twenty (120) days after the Third Amendment Date and at all times thereafter, Tiny shall maintain at all times all of its depository, operating and investment accounts in the United States with Bank and its Lockbox in the United States at Bank.

Notwithstanding the foregoing clauses (a) and (b) of this Section 6.6, Borrowers may maintain accounts outside the United States provided that (i) the aggregate amount maintained in all accounts outside the United States held by all Borrowers and Subsidiaries (including Limeade GmbH and Tiny Vietnam), collectively, does not at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000) (or, solely during the six week period beginning on the date of the transfer of $2,400,000 of cash by Limeade to Limeade GmbH related to an equity investment by Limeade in Limeade GmbH, Three Million Nine Hundred Thousand Dollars ($3,900,000)), and provided further that (ii) the aggregate amount maintained in all accounts outside the United States held by Tiny does not at any time exceed Five Hundred Thousand Dollars ($500,000).

3.4Section 6.7 (Financial Covenants). Section 6.7 of the Agreement is deleted in its entirety and replaced with the following:

6.7 Financial Covenants. Each Borrower shall at all times maintain the following financial ratios and covenants:

(a)Minimum Annual Contract Value. At such time as the Borrowers’ aggregate Net Cash falls below $2,000,000, Borrowers shall collectively at all times thereafter maintain a minimum Annual Contract Value of at least the following for the respective periods, calculated based on a current month basis of Limeade Annual Contract Value, based on the actual Limeade Annual Contract Value for the month with respect to which the calculation is being made:

Minimum Annual Contract Value

	2020	2021	2022
January	$49,000,000	$48,000,000	$55,000,000
February	$50,000,000	$48,000,000	$55,000,000
March	$51,000,000	$48,000,000	$55,000,000
April	$52,500,000	$48,500,000	$55,500,000
May	$54,000,000	$48,500,000	$55,500,000
June	$55,500,000	$48,500,000	$55,500,000
July	$57,000,000	$50,000,000	$57,000,000
August	$58,500,000	$50,000,000	$57,000,000
September	$59,000,000	$50,000,000	$57,000,000
October	$60,000,000	$51,000,000	$58,000,000
November	$62,000,000	$52,000,000	$60,000,000
December	$63,000,000	$55,000,000	$63,000,000 (for December, 2022 and for each month thereafter)

As used herein, “Net Cash” means the aggregate balance of unrestricted cash and cash equivalents maintained at Bank minus the aggregate amount of the Obligations.

As used herein, “Annual Contract Value” means expected annual revenue from all closed and signed customer contracts of Limeade (including such annual revenue from Limeade GmbH and, only after the Tinyhr CEG Satisfaction Date, of Tiny), in each case as measured once billing commences. “Annual Contract Value” shall be exclusive of cancelled or not renewed contracts.

(b)Minimum Liquidity. Each Borrower shall at all times maintain a Liquidity of not less than Two Million Dollars ($2,000,000). As used in this Section 6.7(b), “Liquidity” means the sum of unrestricted cash maintained at Bank plus the net amount of Advances available under Section 2.1(b)(i).

3.5 Section 7.13 (Transfers; Investments to Tiny Vietnam). A new Section 7.13 is added to the Agreement to read as follows:

7.13 Transfers; Investments to Tiny Vietnam. No Borrower shall pay or transfer any cash or other property to, or make any Investments in, Tiny Vietnam without Bank’s prior written consent provided however that Borrowers may make transfers to Tiny Vietnam in the ordinary course of business consistent with past practice.

3.5Section 13.12 (Electronic Signatures). Section 13.12 of the Agreement is amended and replaced in its entirety, to read as follows:

13.12 Electronic Signatures. The parties agree that this Agreement and the Loan Documents may be executed by electronic signatures. The parties further agree that the electronic signature of a party to this Agreement or other Loan Document shall be as valid as an original manually executed signature of such party and shall be effective to bind such party to this Agreement or such Loan Document, and that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” and (ii) to have been “signed” or “duly executed”. For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means or a signature through an electronic signature technology platform. Notwithstanding the foregoing, Bank may require original manually executed signatures (and upon Bank’s request, Borrowers shall deliver such original manually executed signatures to Bank). If Bank determines in its sole discretion that this Agreement or any other Loan Document has not been timely executed by Borrower, then the Agreement and/or such Loan Document shall be considered null and void. Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any a loan party, including, but not limited to Borrower, in connection therewith.

3.6Exhibit E (Compliance Certificate).    Exhibit E (Compliance Certificate) attached to the Agreement is amended and replaced with Exhibit E (Compliance Certificate), attached hereto.

4.Collateral Audit of Tiny. Notwithstanding anything to the contrary contained in the Agreement, unless otherwise provided in writing by Bank, no revenue of Tiny shall be included in Eligible Monthly Recurring Revenue or in any Borrowing Base Certificate or other Borrowing Base Report delivered by Borrowers until Bank shall have first received, in form and substance satisfactory to Bank, an audit of the Collateral of Tiny with results satisfactory to Bank.

5.Certificated Equity Interests. Each Borrower represents and warrants that, as of the Third Amendment Date, none of the Equity Interests are certificated and that if, after the Third Amendment Date, any Borrower’s Equity Interests shall become certificated, Borrowers shall, within ten (10) days of the certification of any Shares, promptly deliver to Bank certificate(s) representing the Equity Interests of each

Subsidiary of a Borrower including without limitation Tiny Vietnam, together with a Stock or Bond Assignment or an Assignment(s) Separate from Certificate, duly executed by Borrower in blank, and Borrowers shall reflect the pledge of such certificates in the applicable books and records of such entities in accordance with Section 4.4 of the Agreement.

6.Representations. Each Borrower represents and agrees that:

6.1Except as expressly modified or waived in this Amendment, (i) the representations and warranties set forth in the Agreement and in each of the Loan Documents remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, and each Schedule to the Agreement, except as modified or waived in connection with this Amendment, remains true and correct in all material respects, and
(ii) the covenants set forth in the Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

6.2When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrowers enforceable in accordance with its terms, and will not conflict with or violate any of a Borrower’s formation documents or any agreement, instrument, law, or order to which a Borrower or any material portion of its assets is subject or bound.

6.3The corporate resolutions delivered to Bank in connection with this Amendment remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, the officers named therein continue to hold those offices, and each Borrower continues to be in good standing under the laws of the state of its incorporation.

6.4After giving effect to this Amendment, there is no default continuing under the Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

6.5A true and correct copy of the TINYPulse Merger Agreement, together with all disclosures, schedules, exhibits and attachments thereto and related documents, has been delivered to Bank as of the Third Amendment Date, and all closing conditions set forth in the TINYpulse Merger Agreement have been satisfied and delivered in accordance with the TINYpulse Merger Agreement.

7.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

8.The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of the Agreement and all instruments, documents and agreements entered into in connection with the Agreement.

9.Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and, except for the Existing Defaults, no Event of Default has occurred and is continuing.

10.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

11.Sections 11 and 12 of the Agreement are incorporated herein, mutatis mutandis.

12.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a)this Amendment, duly executed by Borrowers;

(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions, duly completed and executed by each Borrower;

(c)an intellectual property security agreement, duly executed by New Borrower;

(d)a Collateral Information Certificate for New Borrower, duly executed by New Borrower;

(e)a copy of the final and fully executed TINYpulse Merger Agreement, together with all disclosures, schedules, exhibits and attachments thereto and related documents including the merger certificate;

(f)Lien and IP search results on New Borrower (together with Lien releases as may be requested by Bank), with evidence that all Liens on any Collateral or other property of New Borrower have been released and completion of other due diligence related to New Borrower;

(g)good standing certificates of New Borrower;

(h)UCC financing statement for New Borrower;

(i)an amount equal to all Bank Expenses incurred in connection with this Amendment; and

(j)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written. Each Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound by, the terms and conditions of this Amendment.

Limeade, Inc.		Comerica Bank
By:	/s/ Todd Spartz	By:	/s/ Shane Merkord
Name:	Todd Spartz	Name:	Shane Merkord
Title:	CFO and Corporate Secretary	Title:	Vice President

Limeade Technologies Canada, Inc.
By:	/s/ Henry Albrecht
Name:	Henry Albrecht
Title:	Managing Director

TINYhr Inc.
By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	CFO and Corporate Secretary